Mail Stop 6010

      	June 22, 2005

Mr. Brian H. Davis
Vice President and Chief Financial Officer
IEC Electronics Corp.
105 Norton Street
Newark, NY 14513

      Re:	IEC Electronics Corp.
      Form 10-K for the fiscal year ended September 30, 2004
      Filed November 17, 2004
      File No. 000-06508

Dear. Mr. Davis:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant